Exhibit 10.1

THIRD AMENDMENT TO REVOLVING LINE OF CREDIT

LOAN AGREEMENT, TERM LOAN AGREEMENT AND SECURITY AGREEMENT

THIS THIRD AMENDMENT TO REVOLVING LINE OF CREDIT LOAN AGREEMENT, TERM LOAN AGREEMENT AND SECURITY AGREEMENT (“Third Amendment”) is made as of March 6, 2007, by and among EFJ, Inc., a Delaware corporation (“EFJ”), E. F. Johnson Company, a Minnesota corporation (“E. F. Johnson”), Transcrypt International, Inc., a Delaware corporation, and 3e Technologies International, Inc., a Maryland corporation (jointly and severally, the “Borrower”), all having an address at c/o EFJ, Inc.,1440 Corporate Drive, Irving, Texas 75038; and Bank of America, N.A., a national banking association (the “Lender”).

RECITALS

A.	Borrower and the Lender are parties to that certain Revolving Line of Credit Loan Agreement and Security Agreement, dated as of November 15, 2002 (“Original Loan Agreement”), as amended by that certain First Amendment to Revolving Line of Credit Loan Agreement and Security Agreement dated as of September 13, 2004 (“First Amendment”), and as further modified by that certain Second Amendment to Revolving Line of Credit Loan Agreement and Security Agreement dated as of July 11, 2006 (the “Second Amendment”, thereby modifying, among other things, the name of said Original Loan Agreement to Revolving Line of Credit Loan Agreement, Term Loan Agreement and Security Agreement; and said Original Loan Agreement, as so amended by the First Amendment and Second Amendment, being hereafter referred to as the “Loan Agreement”).

B.	For the fiscal quarter of Borrower ending December 31, 2006, Borrower is not in compliance with the Funded Debt to EBITDA ratio or the Fixed Charge Coverage ratio set forth under the Loan Agreement. Borrower has made a request to Lender to waive such financial covenant defaults on a one time basis. Lender is willing to waive such financial covenant defaults on a one time basis, subject to the further modification of the Loan Agreement to revise such financial covenants, to modify the advance and borrowing revisions under the Loan Agreement, and for certain other purposes, as more fully set forth hereafter.

C.	Capitalized terms used in this Third Amendment and not defined herein have the meanings ascribed to them in the Loan Agreement.

AGREEMENTS

NOW, THEREFORE, in consideration of the premises, the mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower and the Lender hereby agree as follows:

1. Representations and Warranties. To induce the Lender to enter into this Third Amendment, the Borrower provides the following warranties and representations to Lender:

a.	The Borrower’s books and records properly reflect the Borrower’s financial condition, and no material adverse change in the Borrower’s financial condition has occurred since the last date that the Borrower provided financial reports to the Lender; and

b.	No litigation which, in the aggregate, is material to Borrower’s operations or financial condition, is pending or threatened against the Borrower of which the Borrower has not informed the Lender in writing or which is not disclosed in Borrower’s required public filings with the Securities and Exchange Commission; and

c.	The Borrower is in compliance with all provisions of the Loan Agreement and with all applicable laws and regulations; and

d.	The Borrower has the power and authority to enter into this Third Amendment, to perform its obligations hereunder, to execute all documents being executed and delivered in connection herewith, and to incur the obligations provided for herein, all of which have been duly authorized and approved in accordance with the Borrower’s organizational documents; and

e.	This Third Amendment, together with all documents executed in connection herewith or pursuant hereto, constitute the valid and legally binding obligations of the Borrower in accordance with their respective terms; and

f.	The obligations of the Borrower under the Loan Documents remain valid and enforceable obligations, and the execution and delivery of this Third Amendment and the other documents executed in connection herewith (if any) shall not be construed as a novation of the Loan Agreement or the other Loan Documents; and

g.	There have been no changes to the Borrower’s organizational documents as of the date of this Third Amendment, except as have been fully disclosed and delivered to Lender, and all of the Borrower’s organizational documents previously delivered to the Lender in conjunction with the Loan Agreement remain in full force and effect and unmodified.

2. Waiver of Covenant Defaults. Lender hereby waives, on a one time basis, the defaults arising under the Loan Agreement as a result of Borrower’s failure to comply with the Funded Debt to EBITDA ratio and Fixed Charge Coverage ratio set forth in the Loan Agreement, for the period ending December 31, 2006. Nothing herein shall constitute a waiver of any other defaults which may have previously occurred, or may hereafter occur under the Loan Agreement.

3. Definition of Government Contracts. The definition of “Government Contracts” set forth in Section 1.1 of the Loan Agreement is hereby deleted in its entirety and restated as follows:

“Government Contracts” means (1) all contracts of Borrower with a Government, including all renewals, extensions, modifications, change orders and amendments thereof and thereto; and/or (2) all contracts of Borrower with a Customer in which Borrower is a subcontractor, and where the prime contract is between such Customer and the Government, including all renewals, extensions, modifications, change orders and amendments thereof and thereto.”

4. Additional Definitions. Section 1.1 of the Loan Agreement is hereby amended to add the following definitions, to be inserted in alphabetical order in such Section:

a.	“Billed” means that the Borrower has submitted an invoice to a Customer requesting payment for goods or services provided by the Borrower.

b.	“Borrowing Base” means:

1.	Ninety percent (90%) of the Borrower’s Eligible Government Accounts, plus

2.	Eighty percent (80%) of the Borrower’s Eligible Commercial Accounts, plus

3.	Fifty percent (50%) of the Borrower’s Eligible Inventory, plus

4.	Fifty percent (50%) of the Borrower’s Unbilled Eligible Accounts.

After calculating the portion of the Borrowing Base comprised of Eligible Government Accounts, Eligible Commercial Accounts, Eligible Inventory and Unbilled Eligible Accounts, Lender shall deduct from such portion of the Borrowing Base such reserves as Lender may establish from time to time in its reasonable credit judgment, including without limitation, reserves for dilution, rent at leased locations subject to statutory or contractual landlord’s liens, inventory shrinkage, customs charges, warehousemen’s or bailees’ charges, liabilities to growers of agricultural products which are entitled to lien rights under the Perishable Agricultural Commodities Act or any applicable state law, and the amount of estimated maximum exposure, as determined by Lender from time to time, under any interest rate contracts which Borrower enters into with Lender (including interest rate swaps, caps, floors, options thereon, combinations thereof, or similar contracts).

In addition, Lender may require modifications to the percentage rates of advance set forth above, based on the results of any field examination or audit of Borrower, as determined in Lender’s sole and absolute discretion. In the absence of manifest error, Lender’s determination of the amount of the Borrowing Base shall be conclusive.

c.	“Borrowing Base Certificate” means a certificate substantially in the form of Schedule 1.1(A) attached hereto and made a part hereof (or such subsequent form as the Lender shall require).

d.	“Commercial Accounts” means all Accounts due from Customers other than the Government arising under contracts other than Government Contracts.

e.	“Contra Account” means an Account due from an account debtor to which the Borrower owes money.

f.	“Eligible,” when used to describe an Account, means that the Account conforms to the following criteria:

(1)	the Account has been Billed;

(2)	in the case of any Account, less than ninety-one (91) days have passed from the original billing date;

(3)	at the Lender’s option, in the case of a Government Account, the Borrower has made an Assignment of all Payments due or to become due under the Government Contract giving rise to the Account;

(4)	the Account arose from a bona fide sale of goods or services to a Customer; the goods or services have been delivered or provided to the Customer; the Borrower possesses receipts from the Customer acknowledging delivery of the goods or performance of the services; and Customer has not returned or rejected the goods or services;

(5)	the Account is based upon an enforceable written order or contract for goods or services;

(6)	the Borrower’s title to the Account is absolute and is not subject to any prior assignment, claim, escrow agreement, lien or security interest, and the Borrower otherwise has the full and unqualified right and power to assign and grant a security interest in the Account to the Lender;

(7)	the amount shown on the books of the Borrower and on any invoice, certificate, schedule or statement delivered to the Lender regarding the amount due on the Account is due and owing to the Borrower;

(8)	the Account is not subject to any claim of reduction, counterclaim, set-off, recoupment or other defense in law or equity, or any claim for credits, allowances or adjustments by the Customer because of returned, inferior or damaged goods, unsatisfactory services or for any other reason, or any claim by a Customer against a warranty provided by Borrower for an Account arising from the sale of goods or services to a Customer; provided, that (a) if only a portion of an Account is subject to a claim by a Customer against a warranty provided by Borrower for goods or services sold to a Customer, the portion of such Account not subject to such claim will be Eligible as long as the Customer does not contest making payment of the remainder of the Account and as long as it otherwise would qualify as being Eligible under this Agreement, and (b) if only a portion of goods sold by Borrower to a Customer are returned by the Customer to the Borrower, the portion of such Account which did not arise from the sale of the returned goods will be Eligible as long as the Customer does not contest making payment of the remainder of the Account and such Account would otherwise qualify as being Eligible under this Agreement;

(9)	the Customer has not notified the Borrower of any dispute concerning any of the goods or services giving rise to the Account, nor made claim that the goods or services fail to conform to the requirements of the Customer’s order or contract, nor notified the Borrower to cure any default under the Customer’s order or contract;

(10)	the Account does not arise out of a Customer’s contract or order that by its terms forbids or makes void or unenforceable the Borrower’s assignment of the Account to the Lender;

(11)	the Borrower has not received any note, trade acceptance draft or other instrument tendered in payment of the Account;

(12)	the Borrower has not received any notice of the death of the Customer or any partner in a Customer that is a partnership (where the death of such partner would result in dissolution or termination of such Customer); nor has Borrower received any notice of dissolution, termination of existence, insolvency, business failure, appointment of a receiver for any part of the property of, assignment for the benefit of creditors by, or the filing of a petition in bankruptcy or the commencement of any proceeding under any bankruptcy or insolvency laws by or against the Customer;

(13)

the Customer is not incorporated in any jurisdiction outside the United States and is not conducting its business primarily outside the United States; provided, that an Account from such a Customer shall not be excluded from the definition of Eligible by virtue of this paragraph if (a) the contract between the Customer and Borrower from which the Account shall be created has been approved by Lender, in advance of the inclusion of any such Account in the Borrowing Base, in writing, and the Account would otherwise qualify as being Eligible, or (b) Borrower shall be the beneficiary under and have recourse to a letter of credit issued by a financial institution acceptable to Lender in respect of such an Account and Lender shall have delivered to Borrower written approval of such letter of credit and related Account, such written approval to be provided in Lender’s sole and absolute discretion;

(14)	Borrower is not indebted in any manner to the Customer; however, the amount of the Account which will not qualify as being Eligible shall be only the amount equal to the amount of the indebtedness owing by Borrower to Customer, so long as the amount of the Account in excess of the amount of the indebtedness owing by Borrower to Customer would otherwise qualify as being Eligible under this Agreement;

(15)	no bond has been issued or is contemplated with respect to the goods or services furnished by the Borrower or with respect to the project or contract for which those goods or services were furnished, unless otherwise agreed to in advance, in writing by Lender, as determined by Lender in its sole and absolute discretion; and

(16)	the Account is not an Ineligible Account; and

when used to describe inventory, shall mean the cost of the Borrower’s inventory, less such part of the inventory that the Lender determines to be ineligible, and less a reserve for obsolescence to be determined by the Lender. Ineligible inventory shall include, but shall not be limited to, inventory located outside the United States of America, work-in-process, inventory on consignment and any other Inventory that the Lender believes should not be considered eligible, either because of doubtful value or because the Lender believes there would be practical difficulties in realizing on the Inventory.

In the event of any dispute, under the foregoing criteria, as to whether an Account or inventory is, or has ceased to be, an Eligible Account or Eligible inventory, the Lender’s decision shall control.

g.	“Ineligible Accounts” shall mean and include the following Accounts:

(1)	Accounts that do not conform with the criteria set forth for Eligible Accounts;

(2)	An Account owing by any account debtor for which the Lender has deemed fifty percent (50%) or more of the account debtor’s other Accounts to be non-Eligible; however, for purposes of this category of Ineligible Accounts, each Government Contract shall be treated as an individual Customer;

(3)	Government Accounts arising under Government Contracts which contain an express prohibition against assignment of the Borrower’s rights to Payment;

(4)	The last payment due on a Government Account, unless such Government Account arises from a Government Contract which is a “fixed price contract” (as defined in the Federal Acquisition Regulations) which does not include any provision for progress payments, incentive arrangements or price redetermination;

(5)	Contra Accounts; provided, that the portion of the Accounts owing by a single Customer to Borrower which exceeds the amounts owing by the Borrower to such Customer shall not constitute an Ineligible Account as long as such portion of the Accounts would not otherwise be Ineligible Accounts as defined under this Agreement;

(6)	Accounts receivable from Affiliates or subsidiaries of the Borrower;

(7)	Accounts for which Borrower has not submitted an invoice to a Customer requesting payment for goods or services provided by Borrower, including without limitation, progress payments, retainages, milestones, and final payments; or

(8)	Any Account deemed by the Lender, in the exercise of its sole and absolute discretion, to be an Ineligible Account because of uncertainty as to the creditworthiness of the Customer or because the Lender otherwise considers the collateral value thereof to the Lender to be impaired or its ability to realize such value to be insecure.

h.	“Unbilled Eligible Accounts” means Government Accounts arising from federal Government Contracts which have been fully funded by the federal Government, which Government Accounts (A) meet all of the criteria for being Eligible Accounts except those set forth in clauses 1 and 2 of the definition of Eligible, and (B) which are not Ineligible Accounts, disregarding clause 7 of the definition for such term, and (C) shall have an invoice sent to a Customer requesting payment for the goods or services provided by the Borrower within thirty (30) days from the date of any Advance against such Government Accounts.

5. Allowed Amount of Advances. Section 2.1a. of the Loan Agreement entitled “Allowed Amount of Advances” is hereby deleted in its entirety and restated as follows:

“a.	Allowed Amount of Advances. The aggregate principal amount of Advances outstanding at any time shall not exceed the lesser of:

1.	the difference between (i) the Maximum Revolving Commitment Amount and (ii) the LOC Obligations; or

2.	the difference between (i) the Borrowing Base and (ii) any amounts owing under the Term Note plus the LOC Obligations.”

6. Borrowing Base Certificate Covenants and Related Reporting. The following Sections 3.1i. and 3.2b., and Schedule 1.1(A) of the Loan Agreement, which were previously deleted from the Loan Agreement pursuant to the Second Amendment, are hereby reinstated, modified and added back into the Loan, as sections 3.1i. and 3.2b. being stated as follows, respectively:

i.	“ Borrowing Base Certificate. The Borrower shall deliver to the Lender a Borrowing Base Certificate dated the Closing Date with supporting schedules attached thereto, including without limitation, current accounts receivable and accounts payable reports.”; and

“b.	Borrowing Base Certificate, Accounts Receivable Aging and Inventory Reports. The Lender shall have received (1) an updated Borrowing Base Certificate, (2) an updated report reflecting the then current inventory of Borrower, and (3) an accounts receivable aging schedule in intervals of not more than thirty (30) days, all executed by a duly authorized officer of the Borrower with supporting updated schedules attached thereto, all in form and substance satisfactory to Lender.”

7. Monthly Reports. The following Section 6.11f. of the Loan Agreement which was previously deleted from the Loan Agreement pursuant to the Second Amendment, is hereby reinstated and added back into the Loan and stated as follows, and shall commence to apply with the monthly reports to be provided for the month of February, 2007:

“f.	Monthly Reports. The Borrower shall deliver to the Lender:

1.	as soon as available, but not later than twenty-five (25) days after the end of each month, a fully completed Borrowing Base Certificate stating the Borrowing Base as of the last day of the immediately preceding month; and at the Lender’s request, the Borrower shall furnish to the Lender such schedules, certificates, lists, records, reports, information and documents to enable the Lender to verify the Borrowing Base; and

2.	as soon as available, but not later than twenty-five (25) days after the end of each month, and at such other times as Lender may reasonably require, an accounts receivable aging schedule in intervals of not more than thirty (30) days, such a schedule to also be provided with each Borrowing Base Certificate to be submitted by Borrower to Lender; and

3.	as soon as available, but not later than twenty-five (25) days after the end of each month, and at such other times as Lender may reasonably require, a report reflecting the current inventory of Borrower, such a report to also be provided with each Borrowing Base Certificate to be submitted by Borrower to Lender.”

8. Accounts. Section 6.12 of the Loan Agreement entitled “Accounts” is hereby deleted in its entirety and restated as follows:

“Accounts. Within twenty-five (25) days from the end of each month, and at such other times as Lender may reasonably require, the Borrower shall deliver to the Lender schedules of all outstanding Accounts. Such schedules shall be in form and detail satisfactory to the Lender, shall show the age of such Accounts in intervals not greater than thirty (30) days, and shall contain such other information and be accompanied by such supporting documents as the Lender may from time to time prescribe. The Borrower also shall deliver to the Lender, upon five (5) days prior written request of Lender, copies of the Borrower’s invoices, evidences of shipment or delivery and such other schedules and information as the Lender may reasonably require. The items to be provided under this Section are to be prepared and delivered to the Lender from time to time solely for its convenience in maintaining records of the Collateral, and the Borrower’s failure to give any of such items to the Lender shall not affect, terminate, modify or otherwise limit the Lender’s security interest granted in the Accounts. Without limiting the generality of the foregoing, the Borrower shall promptly notify the Lender when the Borrower obtains any new Government Contract or Government Account for which Payments are to be specifically assigned to the Lender pursuant to this Agreement, and the Borrower shall furnish to the Lender, upon request, a copy of each Government Contract of the Borrower and a copy of each amendment thereto or modification thereof which changes the price of such contract or the amount funded to pay for such contract, except to the extent that furnishing such copies may be prohibited by government security regulations. The Borrower shall use its best efforts and shall take any and all steps necessary to collect its Accounts, including without limitation, the filing and pursuit of legal action in furtherance of said collection efforts.”

9. Financial Covenant-Funded Debt to EBITDA. Section 6.14b. of the Loan Agreement entitled “Funded Debt to EBITDA” is hereby deleted in its entirety and restated as follows:

“b.	Funded Debt to EBITDA. A maximum ratio of Funded Debt to EBITDA of

1.	3.25 to 1.00 for each of the fiscal quarters of Borrower ending on or before March 31, 2007; and

2.	3.00 to 1.00 for all fiscal quarters of Borrower thereafter.

Compliance with such financial covenant for the Borrower’s 2007 fiscal year period which ends on December 31, 2007, will, for the first three quarters of such fiscal year, be measured each fiscal quarter on an annualized year-to-date basis to determine compliance for the 2007 fiscal year, such calculation to be made as follows: (a) for the first fiscal quarter ending March 31, 2007, the equation shall be Funded Debt to (EBITDA for 2007 as of March 31, 2007 multiplied by 4); (b) for the second fiscal quarter ending June 30, 2007, the equation shall be Funded Debt to (EBITDA for 2007 as of June 30, 2007 multiplied by 2); and (c) for the third fiscal quarter ending September 30, 2007, the equation shall be Funded Debt to (EBITDA for 2007 as of September 30, 2007 multiplied by 4/3). Compliance with such covenant for the fiscal quarter end of December 31, 2007 and for each quarter end thereafter will be measured on a rolling and trailing four quarter basis. Unless otherwise expressly provided in this Agreement, if the Borrower comprises a parent corporation and its subsidiaries, the covenants herein relating to the financial condition of the Borrower refer to the financial condition of the parent corporation and those subsidiaries stated on a consolidated basis.”

10. Financial Covenant-Fixed Charge Coverage Ratio. Section 6.14c. of the Loan Agreement entitled “Fixed Charge Coverage Ratio” is hereby deleted in its entirety and restated as follows:

“c.	Fixed Charge Coverage Ratio. A minimum Fixed Charge Coverage Ratio of 1.50 to 1.00, tested on a quarterly basis.

Compliance with such financial covenant for the Borrower’s 2007 fiscal year period which ends on December 31, 2007, will, for the first three quarters of such fiscal year, be measured each fiscal quarter on a quarter-by-quarter basis (and not on an annualized or rolling and trailing four quarter basis). Compliance with such covenant for the fiscal quarter end of December 31, 2007 and for each quarter end thereafter will be measured on a rolling and trailing four quarter basis. Unless otherwise expressly provided in this Agreement, if the Borrower comprises a parent corporation and its subsidiaries, the covenants herein relating to the financial condition of the Borrower refer to the financial condition of the parent corporation and those subsidiaries stated on a consolidated basis.”

11. Applicable Interest Rate. Borrower acknowledges and agrees that interest under the Revolving Note and Term Note shall be accruing at the rate set forth in Level 1 of the Performance Pricing Grid (i.e., the LIBOR Rate, plus 1.75%), until such time that Lender receives the Compliance Certificate (along with all calculations and supporting documentation to reflect Borrower’s compliance or noncompliance with the financial covenants in the Loan Agreement) due for the fiscal quarter of Borrower ending on March 31, 2007. Adjustments to the interest rates under the said Revolving Note and Term Note shall thereafter occur in accordance with the terms of said notes and the Loan Agreement.

12. Additional Fees and Costs. The Borrower promises to pay, on demand, a loan amendment fee in the amount of $50,000.00 for the financial covenant default waivers and modifications agreed to by Lender as set forth herein, along with all costs (including attorneys’ fees and expenses) incurred by the Lender for the preparation and negotiation of this Third Amendment and any documents executed in connection with this Third Amendment. Nothing herein shall impair, limit or modify Borrower’s obligation to pay to Lender, on demand, all fees and costs (including attorneys’ fees and costs) incurred in conjunction with the enforcement or defense of Lender’s rights and remedies under the Loan Agreement as modified by this Third Amendment, or under any of the other Loan Documents.

13. Enforceability of Loan Agreement; No Offsets or Defenses. Except as modified by this Third Amendment, the Loan Agreement remains in full force and effect and unmodified. Borrower warrants and represents that it has no offsets or defenses to its obligations under the Loan Agreement, as so modified, and the other Loan Documents.

14. Release. In consideration of Lender’s agreement to this Third Amendment, the Borrower hereby releases and waives any and all claims, actions or causes of action of any kind that it may have against the Lender as of the date of this Third Amendment arising out of or relating to the Revolving Note, Term Note or the Loan Agreement (as amended by this Third Amendment) or that otherwise may exist as of the date of this Third Amendment.

15. Arbitration.

This paragraph concerns the resolution of any controversies or claims between the Borrower and the Lender, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) the Loan Agreement or this Third Amendment (including any renewals, extensions or modifications); or (ii) any document related to the Loan Agreement or this Third Amendment; (collectively a “Claim”).

At the request of the Borrower or the Lender, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the “Act”). The Act will apply even though the Loan Agreement as modified by this Third Amendment provides that it is governed by the law of a specified state.

Arbitration proceedings will be determined in accordance with the Act, the applicable rules and procedures for the arbitration of disputes of JAMS or any successor thereof (“JAMS”), and the terms of this paragraph. In the event of any inconsistency, the terms of this paragraph shall control.

The arbitration shall be administered by JAMS and conducted in any U.S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in Maryland. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million and 00/100 Dollars ($5,000,000.00), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and enforced.

The arbitrator(s) will have the authority to decide whether any Claim is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis. For purposes of the application of the statute of limitations, the service on JAMS under applicable JAMS rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a claim is arbitrable shall be determined by the arbitrator(s). The arbitrator(s) shall have the power to award legal fees pursuant to the terms of the Loan Agreement as modified by this Third Amendment.

This paragraph does not limit the right of the Borrower or the Lender to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or nonjudicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

16. WAIVER OF JURY TRIAL. BY AGREEING TO BINDING ARBITRATION, BORROWER AND LENDER IRREVOCABLY AND VOLUNTARILY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF A CLAIM. FURTHERMORE, WITHOUT INTENDING IN ANY WAY TO LIMIT THIS AGREEMENT TO ARBITRATE, TO THE EXTENT ANY CLAIM IS NOT ARBITRATED, THE PARTIES IRREVOCABLY AND VOLUNTARILY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF SUCH CLAIM. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THE LOAN AGREEMENT AS MODIFIED BY THIS THIRD AMENDMENT.

17. No Oral Agreements. This Third Amendment, the Loan Agreement, and the other Loan Documents constitute the entire agreement of the parties concerning the subject matter hereof and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten or oral agreements between the parties.

(SIGNATURES AND NOTARY ACKNOWLEDGMENTS ON FOLLOWING PAGES)

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Third Amendment under seal as of the day and year first hereinabove set forth.

EFJ, INC., a Delaware corporation

By:	/s/ Jana Ahlfinger Bell (SEAL)
Name:	Jana Ahlfinger Bell
Title:	Chief Financial Officer

State of Texas	)
County of Dallas	) To Wit:

Acknowledged before me by Jana Ahlfinger Bell as Chief Financial Officer of EFJ, Inc., a Delaware corporation, this 6th day of March, 2007.

/s/ Amy M. Fritts
Notary Public

My commission expires: November 7, 2009

E. F. JOHNSON COMPANY, a Minnesota corporation

By:	/s/ Jana Ahlfinger Bell (SEAL)
Name:	Jana Ahlfinger Bell
Title:	Chief Financial Officer

State of Texas	)
County of Dallas	) To Wit:

Acknowledged before me by Jana Ahlfinger Bell as Chief Financial Officer of E.F. Johnson Company, a Minnesota corporation, this 6th day of March, 2007.

/s/ Amy M. Fritts
Notary Public

My commission expires: November 7, 2009

TRANSCRYPT INTERNATIONAL, INC., a Delaware corporation

By:	/s/ Jana Ahlfinger Bell (SEAL)
Name:	Jana Ahlfinger Bell
Title:	Chief Financial Officer

State of Texas	)
County of Dallas	) To Wit:

Acknowledged before me by Jana Ahlfinger Bell as Chief Financial Officer of Transcrypt, a Delaware corporation, this 6th day of March, 2007.

/s/ Amy M. Fritts
Notary Public

My commission expires: November 7, 2009

3e TECHNOLOGIES INTERNATIONAL, INC., a Maryland corporation

By:	/s/ Jana Ahlfinger Bell (SEAL)
Name:	Jana Ahlfinger Bell
Title:	Chief Financial Officer

State of Texas	)
County of Dallas	) To Wit:

Acknowledged before me by Jana Ahlfinger Bell as Chief Financial Officer of 3e Technologies International, Inc., a Maryland corporation, this 6th day of March, 2007.

/s/ Amy M. Fritts
Notary Public

My commission expires: November 7, 2009

BANK OF AMERICA, N.A.

By:	/s/ Michael J. Landini (SEAL)
Name:	Michael J. Landini
Title:	Senior Vice President